Exhibit 99(a)

Contacts: Stacey Sullivan, Media Relations	Tony Laday, Investor Relations
(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL REPORTS AN INCREASE IN FIRST QUARTER FISCAL 2012 EPS; COMPARABLE RESTAURANT SALES AND TRAFFIC UP 1.9 PERCENT

DALLAS (Oct. 26, 2011) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal first quarter ended Sept. 28, 2011.

Highlights for the first quarter of fiscal 2012 include the following:

•	Earnings per diluted share, before special items, increased to $0.30 compared to $0.21 for the first quarter of fiscal 2011 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased to $0.28 from $0.21 in the first quarter of the prior year

•	Total revenues increased 2.1 percent to $668.4 million

•	Restaurant operating margin[1] improved 80 basis points to 15.8 percent compared to the first quarter of fiscal 2011

•	Chili’s customer traffic increased by 1.9 percent and comparable restaurant sales increased 1.7 percent

•	Chili’s customer traffic and comparable restaurant sales have increased for eight consecutive periods

•

Maggiano’s customer traffic increased by 2.1 percent, representing the eighth consecutive quarterly increase, and comparable restaurant sales increased 3.5 percent, representing the seventh consecutive quarterly increase

•	Cash flows provided by operating activities were $30.9 million and capital expenditures totaled $27.7 million

•	The company repurchased approximately 3.2 million shares of its common stock for $75.0 million in the first quarter

•	The company paid a dividend of 14 cents per share

[1]	Restaurant operating margin is defined as Revenues less Cost of sales, Restaurant labor and Restaurant expenses.

“As evidenced in Brinker’s first quarter results, guests are responding positively to our core value strategies, as we achieved our third consecutive quarter of positive sales and traffic growth. This upward trend, coupled with our continued margin improvements, resulted in profitable growth for Brinker and is keeping us on track to double EPS by 2015,” said Doug Brooks, President and Chief Executive Officer.

Table 1: Monthly and Q1 comparable restaurant sales

Q1 12 and Q1 11, company-owned, reported brands and franchise; percentage

	Jul	Aug	Sep	Q1 12	Q1 11
Brinker International	3.4	0.3	1.7	1.9	(4.2)
Chili’s Company-Owned
Comparable Restaurant Sales	3.4	0.2	1.1	1.7	(5.0)
Pricing Impact	1.6	1.4	1.1	1.3	1.1
Mix-Shift	(2.4)	(1.6)	(0.4)	(1.5)	2.0
Traffic	4.2	0.4	0.4	1.9	(8.1)
Maggiano’s
Comparable Restaurant Sales	3.3	1.3	6.1	3.5	1.4
Pricing Impact	0.8	2.1	2.3	1.8	0.0
Mix-Shift	(1.1)	(0.1)	1.3	(0.4)	(1.8)
Traffic	3.6	(0.7)	2.5	2.1	3.2

Franchise[1]
Domestic Comparable Restaurant Sales				0.2	(5.8)
International Comparable Restaurant Sales				7.5	0.4

System-wide[2]				2.0	(4.3)

[1]

Although franchise comparable sales are not derived from sales attributable to the company, including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development. The company generates royalty revenue and advertising fees based on franchisee sales, where applicable.

[2]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S first quarter revenues of $566.9 million represent a 1.6 percent increase from $557.8 million in the prior year period driven by increased guest traffic. Chili’s operating margin improved compared to the prior year primarily due to successful labor savings initiatives related to food preparation procedures. Restaurant expenses were also positively impacted by sales leverage on fixed costs related to higher revenue. Cost of sales was negatively impacted by unfavorable pricing on oils, beef and produce, partially offset by favorable pricing on poultry.

MAGGIANO’S first quarter revenues of $85.3 million increased 4.4 percent primarily driven by improved traffic. Restaurant operating margin improved compared to prior year primarily due to favorable restaurant labor and restaurant expenses.

ROYALTY AND FRANCHISE revenues totaled $16.2 million for the quarter, an increase of 5.2 percent over the prior year driven primarily by 25 international net openings since the first quarter of fiscal 2011. International comparable restaurant sales increased 7.5 percent while domestic franchise comparable restaurant sales increased 0.2 percent. Brinker franchisees generated approximately $389 million in sales2 for the first quarter of fiscal 2012, an increase of 4.5 percent over the prior year.

[2]	Royalty revenues are recognized based on the sales generated and reported to the company by its franchisees.

“Our balanced approach of driving top line growth while improving operating margins continued to generate strong returns for our shareholders,” said Guy Constant, Executive Vice President and Chief Financial Officer. “Brinker’s margin improvement efforts accelerated during the first quarter as we continued to make progress towards our 400 bps target.”

Other

General and administrative expense increased $2.8 million for the quarter primarily due to a decrease in income resulting from the expiration of the transition services agreements with Macaroni Grill and On The Border.

Interest expense remained flat for the quarter primarily due to lower interest rates. Interest expense included a charge of $0.4 million related to deferred financing fees associated with the revision of the company’s unsecured senior credit facility executed in August 2011. This charge was lower than originally expected.

Excluding the impact of special items, the effective income tax rate increased to 30.2 percent in the current quarter from 27.9 percent in the same quarter last year driven by increased earnings for the quarter. The effective income tax rate increased to 29.8 percent in the current quarter as compared to 20.4 percent in the same quarter last year primarily due to increased earnings for the quarter, a decrease in special charges and the positive impact of resolved tax positions in the prior year.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of net income before special items

Q1 12 and Q1 11; $ millions and $ per diluted share after-tax

	Q1 12	EPS Q1 12	Q1 11	EPS Q1 11
Net Income	23.6	0.28	21.4	0.21
Other (Gains) and Charges	1.1	0.02	1.9	0.02
Adjustment for Tax Items	—	—	(1.7)	(0.02)

Net Income before Special Items	24.7	0.30	21.6	0.21

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Oct. 26). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Nov. 23, 2011.

Additional financial information, including statements of income which detail operations excluding special items, franchise development and royalty fees, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

-	SEC Form 10-Q for first quarter fiscal 2012 filing on or before Nov. 7, 2011; and
-	Second quarter earnings release, before market opens, Jan. 24, 2012.

About Brinker

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,578 restaurants under the names Chili’s® Grill & Bar (1,533 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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BRINKER INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts) (Unaudited)
	Thirteen Week Periods Ended
	Sept. 28,	Sept. 29,
	2011	2010
Revenues	$668,402	$654,893
Operating Costs and Expenses:
Cost of sales	181,618	174,480
Restaurant labor (a)	215,945	217,146
Restaurant expenses	165,565	165,149
Depreciation and amortization	31,183	32,573
General and administrative	32,819	30,044
Other gains and charges (b)	1,685	3,120

Total operating costs and expenses	628,815	622,512

Operating income	39,587	32,381
Interest expense	7,048	7,196
Other, net	(1,092)	(1,734)

Income before provision for income taxes	33,631	26,919
Provision for income taxes	10,010	5,488

Net income	$23,621	$21,431

Basic net income per share	$0.29	$0.21

Diluted net income per share	$0.28	$0.21

Basic weighted average shares outstanding	81,744	100,667

Diluted weighted average shares outstanding	83,583	101,556

(a)	Restaurant labor includes all compensation related expenses, including benefits and incentive compensation, for restaurant employees at the general manager level and below. Labor related expenses attributable to multi-restaurant (or above-restaurant) supervision is included in Restaurant expenses.
(b)	Current quarter Other gains and charges includes charges related to litigation, lease terminations and severance, partially offset by a gain related to the sale of land. Prior quarter Other gains and charges primarily includes $2.8 million of severance costs.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sept. 28, 2011	June 29, 2011
	(Unaudited)
ASSETS
Current assets	$185,752	$221,360
Net property and equipment (a)	1,049,425	1,056,279
Total other assets	202,117	206,929

Total assets	$1,437,294	$1,484,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$20,900	$22,091
Current liabilities	333,186	383,510
Long-term debt, less current installments	568,278	502,572
Other liabilities	136,196	137,485
Total shareholders’ equity	378,734	438,910

Total liabilities and shareholders’ equity	$1,437,294	$1,484,568

(a)	At Sept. 28, 2011, the company owned the land and buildings for 189 of the 867 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $142.6 million and $130.6 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Sept. 28, 2011	Sept. 29, 2010
Cash Flows From Operating Activities:
Net income	$23,621	$21,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,183	32,573
Restructure charges and other impairments	3,029	3,007

Stock-based compensation	3,918	3,959
Net gain on disposal of assets	(364)	(903)
Changes in assets and liabilities	(30,534)	(66,703)

Net cash provided by (used in) operating activities	30,853	(6,636)

Cash Flows from Investing Activities:
Payments for property and equipment	(27,662)	(15,628)
Proceeds from sale of assets	2,523	3,243
Investment in equity method investees	(729)	(1,556)

Net cash used in investing activities	(25,868)	(13,941)

Cash Flows from Financing Activities:
Purchases of treasury stock	(77,822)	(94,536)
Payments of dividends	(12,222)	(14,557)
Proceeds from issuances of treasury stock	3,449	291
Payments on long-term debt	(5,312)	(282)
Proceeds from issuance of long-term debt	70,000	—
Payments for deferred financing costs	(1,620)	—
Excess tax benefits from stock-based compensation	662	106

Net cash used in financing activities	(22,865)	(108,978)

Net change in cash and cash equivalents	(17,880)	(129,555)
Cash and cash equivalents at beginning of period	81,988	344,624

Cash and cash equivalents at end of period	$64,108	$215,069

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	First Quarter Net Openings/(Closings)	Total Restaurants	Projected Openings
	Fiscal 2012	Sept. 28, 2011	Fiscal 2012
Company-Owned Restaurants:
Chili’s	(1)	823	—
Maggiano’s	—	44	—

	(1)	867	—

Franchise Restaurants:
Chili’s	(5)	470	3
International(a)	5	241	37-42

	—	711	40-45

Total Restaurants:
Chili’s	(6)	1,293	3
Maggiano’s	—	44	—
International (a)	5	241	37-42

	(1)	1,578	40-45

(a)	At Sept. 28, 2011, international franchise restaurants by brand were 240 Chili’s and one Maggiano’s.

FOR ADDITIONAL INFORMATION, CONTACT:

TONY LADAY

INVESTOR RELATIONS

(972) 770-8890

6820 LBJ FREEWAY

DALLAS, TEXAS 75240